Exhibit 10.25

EXECUTION VERSION

SEPARATION AGREEMENT

Agreement made this 28th day of March, 2013 (hereinafter referred to as the “Agreement”), between Daniel Glickberg (“Glickberg”), and Fairway Group Holdings Corp. (the “Company”).

W I T N E S S E T H :

WHEREAS, Glickberg has been employed with the Company and its subsidiaries (collectively, the “Fairway Group”) as a Vice President and has served as a director of the Company pursuant to an Employment Agreement between the Company and Glickberg, dated as of January 17, 2007 (the “Employment Agreement”) ; and

WHEREAS, as of the date of this Agreement, Glickberg owns 9,093 shares of common stock of the Company, 232 shares of Series A preferred stock of the Company and warrants to purchase 126 shares of common stock of the Company (collectively, “Glickberg’s Stock Holdings”); and

WHEREAS, as of the date of this Agreement, Glickberg is a party to various agreements with the Company, including but not limited to a Stockholders’ Agreement, dated January 18, 2007, a Securities Purchase Agreement, dated March 26, 2009, a Restricted Stock Agreement, dated January 18, 2007, and a Restricted Stock Agreement, dated April 20, 2011 (together with the Employment Agreement, the “Governing Agreements”); and

WHEREAS, Glickberg and the Company mutually agree to terminate the employment relationship under the Employment Agreement and such termination shall not be deemed to be a termination by the Company with “justifiable cause” or a termination by Glickberg without ‘good reason,” as such terms are defined in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.             The parties agree that Glickberg’s employment with the Fairway Group will cease on the date hereof (the “Termination Date”) and that as of the Termination Date Glickberg is no longer an employee or officer of the Company or any other member of the Fairway Group.  The parties also agree that, as of the Termination Date, the Employment Agreement is no longer of any force or effect; provided, however, that Sections 9, 10, 11, 12 and 21 shall survive the termination of the Employment Agreement and remain in full force and effect, except that (i) the Non-Competition Period (as such term is defined in the Employment Agreement) shall extend for a period of five (5) years following the Termination Date and (ii) the territory covered by Section 9 shall be the East Coast of the United States (including without limitation Pennsylvania).

2.             Glickberg hereby resigns as a director of the Company effective as of the Termination Date

3.             The Company agrees to pay Glickberg a separation payment in an amount of $325,000, which is equal to his current annual base salary for approximately twenty-two months, less lawful deductions.  The separation payment will be paid to Glickberg in equal installments, on the Company’s regular pay days, for the twenty-two month period beginning on the Termination Date.

The Company will pay to Glickberg the bonus that he would have received pursuant to Section 3(b) of the Employment Agreement for the Company’s fiscal year ending March 31, 2013 (“FY13”), at the time FY13 bonuses are paid to other officers of the

Company, which bonus shall be calculated and paid in a manner consistent with all other similarly situated officers of the Company, but in no event shall be less than $60,000 or more than $75,000.  Upon consummation of the Company’s initial public offering (“IPO”) on or prior to December 31, 2013, the Company will pay Glickberg $145,000 as payment in full of the Liquidity Bonus (as such term is defined in the Employment Agreement) due pursuant to Section 3(c) of the Employment Agreement.

If Glickberg elects COBRA coverage, the Company will pay his COBRA continuation health coverage premiums (less the normal weekly employee contribution rate, the payment of which shall be Glickberg’s responsibility) for a period ending on the earlier of (i) March 28, 2015 or (ii) Glickberg becoming eligible to receive comparable medical coverage after securing employment.  Glickberg shall notify the Company upon becoming eligible to receive comparable medical coverage.

4.             Glickberg hereby agrees to sell to the Company, and the Company, in consideration of the extension of the Non-Competition Period set forth in the Employment Agreement, agrees to repurchase from Glickberg, 1,096 shares of the Company’s common stock (the “Shares”) for an aggregate purchase price of $1,500,000.  In connection with the sale of the Shares to the Company, Glickberg represents, warrants, acknowledges and agrees that:

(a)           the Company has filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to a possible initial public offering of its shares of Common Stock;

(b)           he has relied upon independent investigations made by him or his representatives and he is fully familiar with the business, results of operations,

financial condition, prospects and other affairs of the Fairway Group and the proposed IPO;

(c)           in connection with the sale of the Shares hereunder, neither the Company, any director or officer of the Company nor anyone acting on their behalf or any other person has made, and he is not relying upon, any representations, statements or projections concerning the Fairway Group, its present or projected results of operations, its prospects, its present or future plans, its products, or the value of its shares or business or any other matter in relation to its business or affairs, or the ability to consummate, or the success of, the IPO;

(d)           he and his representatives have been given the opportunity to ask questions of and to receive answers from the Company regarding the business, results of operations, financial condition, prospects or other affairs of the Fairway Group and to obtain such other information as they desired in order to evaluate his decision to sell the Shares;

(e)           he is the sole record and beneficial owner of the Shares, and the Shares are not subject to any lien, claim, restriction or encumbrance or to any option or right (collectively, “Encumbrances”) that restricts him from transferring good and marketable title to the Shares to the Company, free and clear of any Encumbrances;

(f)            pursuant to that certain Registration Rights Agreement, dated as of January 17, 2007, by and among the Company, Glickberg and the other stockholders thereto, he will be obligated to enter into, and hereby agrees to enter into, any lockup or similar agreement required by the underwriters in any public offering of the Company’s securities; and

(g)           he has received professional advice from his counsel and his accountants regarding his sale of the Shares.

Payment for the shares being purchased pursuant to this Section 3 shall be made on March 29, 2013.

5.             In consideration of the extension of the Non-Competition Period set forth in the Employment Agreement, the Company agrees to permit Glickberg to sell, and Glickberg hereby agrees to sell, shares of Company common stock in the IPO having a value, based on the price to the public of the Company’s common stock in the IPO, of $1,500,000.  Glickberg will pay all underwriting discounts and commissions related solely and directly to the number of shares of the Company’s common stock he is selling in the IPO, as well as any fees and expenses of any counsel he engages in connection with the IPO, and shall be responsible for no further or additional expenses.  Glickberg acknowledges that in order to include shares in the Company’s IPO, he will be required to execute certain documents in favor of the Company, including without limitation a Custody Agreement and Power of Attorney, copies of which have been previously provided to Glickberg, and hereby agrees to execute all such documents and provide all such information that may be required by the Company or the underwriters in the IPO.

6.             On the Termination Date, Glickberg shall enter into the Voting Agreement attached hereto as Exhibit A.  Glickberg hereby requests that upon the consummation of the Company’s initial public offering, any shares of Class B common stock of the Company received by him in respect of his preferred stock be converted into shares of Class A common stock.

7.             Glickberg understands that, as of the Termination Date, he is no longer an employee of the Fairway Group, and that he is no longer entitled to participate in any employee benefit, discount or incentive plan maintained by the Fairway Group, including any medical, life or other insurance plan (except as allowed under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to continuation medical coverage).  In addition, as of the Termination Date, Glickberg shall not hold himself out as being associated with the Fairway Group or any of its respective affiliates

8.             As a fundamental condition of this Agreement and the payments provided for herein, Glickberg shall comply fully with all of his obligations under Sections 9, 10 and 11 of the Employment Agreement (as modified by Section 1 above).  In addition, as a fundamental condition of this Agreement and the payments provided for herein, Glickberg also agrees not to directly or indirectly influence or attempt to influence any potential or current supplier, service provider, lender, investor or other person or entity with whom the Fairway Group does business or may engage to do business to modify, terminate or change the course of dealing or any written or verbal agreement that the Fairway Group has with such person or entity or take other action that would adversely impact the Fairway Group’s relationship with its suppliers, lenders or service providers.

9.             Glickberg represents that as of the Termination Date, he has returned all property of the Company, including but not limited to, any computers, VPN equipment, software, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards, access cards, identification cards, key fobs, keys and other data and/or materials in his possession or control.  Glickberg shall advise the Company of the amount of lease payments remaining on the car currently leased by the Company through the end of the current lease term for Glickberg, and the Company shall promptly thereafter pay to the leasing company the remainder of the lease payments through its current lease term and the lease and all obligations thereunder shall be transferred to Glickberg and the Company shall have no further obligations thereunder.

10.          Glickberg, for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges each member of the Fairway Group, its current and former subsidiaries and affiliates (including without limitation Sterling Investment Partners and its affiliated investment funds (collectively, “Sterling”)), and all of their respective officers, directors, managers, members, stockholders, employees, agents, attorneys, insurers and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against any member of the Fairway Group, or any of their respective officers, directors, and employees Glickberg ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Glickberg or the termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the federal

Family and Medical Leave Act, the New York Executive Law, the Administrative Code of the City of New York, the Fair Labor Standards Act, or any claim for physical or emotional distress or injuries, invasion of privacy, defamation, claims relating to severance pay, wages, sick leave, vacation pay, life insurance, medical insurance, disability or any other benefit of employment, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment.  The parties also agree that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act.  In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Glickberg is a named party, Glickberg agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Glickberg.  The parties also agree that nothing in the provisions of this Section 10 is intended to limit their rights under and concerning enforcement of this Agreement.

11.          Glickberg agrees to keep confidential the terms of this Agreement and not to disclose any term of this Agreement to any other person or entity, except for Glickberg’s family, accountants and attorneys.  In the event that Glickberg is required by law to disclose any term of this Agreement, Glickberg agrees to give the Company ten days’ written notice prior to any such disclosure, or such shorter time period as mandated by law or is otherwise practicable.

12.          Glickberg shall not make any statements, either directly or through other persons or entities, which are disparaging to the Fairway Group or any of its affiliates (including without limitation Sterling), management, officers, directors, employees, agents, services, products, operations, prospects or other matters relating to the Fairway Group’s businesses.  In that regard, Glickberg shall not make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Fairway Group or its affiliates, employees, managers, directors, officers, members or shareholders, individually or as a group.  The Fairway Group (including without limitation Sterling), through its officers and directors, shall not make any statements, either directly or through other persons or entities, which are disparaging to Glickberg.

13.          The Company agrees to indemnify and hold Glickberg harmless to the fullest extent permitted by applicable law and the Company’s by-laws arising out of any proceeding by reason of the fact that he was serving as a director or officer of any member of the Fairway Group.

14.          Glickberg hereby agrees that, in the event his testimony, services or time are required in the future to assist the Fairway Group in handling any legal matter, prosecuting or defending against litigation or to pursue or defend against a disputed claim or charge of any type, he will make himself reasonably available to work with Fairway Group’s attorneys and representatives, to prepare for and provide deposition and/or trial testimony and to take whatever other steps are necessary to assist in the handling of such legal matters and prosecution/defense of such claims.  Glickberg further agrees that he will make himself available to consult with Fairway Group’s management in connection with the transition of his business responsibilities as well as such other business matters that may be reasonably requested by the Fairway Group. The Fairway Group will reimburse Glickberg for any reasonable travel expenses incurred by Glickberg on its behalf and at its advance written request in rendering assistance required by this Section 14, provided that Glickberg submits documentation in a form acceptable to the Fairway Group to substantiate such expenses.  Any such reimbursement shall be subject to the following rules:  (a) reimbursement shall be made promptly following submission of acceptable documentation and in no event later than the last day of the calendar year following the year in which the reimbursable expense was incurred; (b) the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year; and (c) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

15.          Glickberg agrees that in the event he violates any provision of this Agreement in any material respect, the Company shall have the right to cease making all payments due pursuant to Section 3.  In addition, in the event Glickberg violates the provisions of Section 9 of the Employment Agreement (as modified by Section 1 hereof), the Company shall, in addition to any other remedy it may have at law or in equity, have the right to purchase all shares of Company common stock then owned by Glickberg at a price per share equal to seventy-five percent (75%) of the fair market value of the stock at the time of violation.

16.          The Company and Glickberg acknowledge and agree that, effective on the Termination Date, except as provided in Section 15 above, any right of the Company to repurchase any of Glickberg’s Stock Holdings pursuant to any of the Governing Agreements shall be null and void.

17.          The Company acknowledges and agrees that neither this Agreement nor the furnishing of the consideration identified in this Agreement and General Release, is, or shall be deemed or construed at any time to be, for any purpose, an admission by Glickberg of any guilt or noncompliance with any Federal, State, or Local Statue, Constitution, public policy, tort law, contract law, common law, or of any other wrongdoing, unlawful conduct, liability or breach of any duty or Company policy whatsoever.  To the Company’s knowledge, through the Termination Date, Glickberg has not engaged in, by either act or omission, any conduct that constitutes, or could be deemed to be, “justifiable cause,” as such term is defined in the Employment Agreement.  Glickberg represents that through the Termination Date he has not engaged in, by either act or omission, any conduct that constitutes, or could be deemed to be, “justifiable cause,” as such term is defined in the Employment Agreement.

18.          The Company has advised Glickberg to consult with an attorney prior to executing this Agreement.  By executing this Agreement, Glickberg acknowledges that (a) he has been provided an opportunity to consult with an attorney or other advisor of his choice and, in fact, has been represented by Thompson Hine LLP regarding the terms of this Agreement, (b) this is a final offer and Glickberg has been given twenty-one (21) days in which to consider whether he wishes to enter into this Agreement, (c) Glickberg has elected to enter this Agreement knowingly and voluntarily and (d) if he does so within fewer than twenty-one (21) days from receipt of the final document he has knowingly and voluntarily waived the remaining time.  The Company reserves the right to change or revoke this Agreement prior to Glickberg’s execution hereof.  This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement.

19.          Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Glickberg at:	Daniel Glickberg
220 East 72nd Street
Apt. 25E
New York, NY 10021

With a copy to:	Joseph B. Koczko
Thompson Hine LLP
335 Madison Avenue
New York, New York 10017

To the Company at:	Fairway Group Holdings Corp.
2284 12th Avenue
New York, New York 10027
Attn.: President

With a copy to:	Roy L. Goldman, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue, 31st Floor
New York, New York 10103

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

20.          In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

21.          This Agreement shall be governed by the substantive laws of the State of New York, without giving effect to any principles of conflicts of law.

22.          Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

23.          The parties agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from this Agreement shall be settled by arbitration as set forth in Section 21 of the Employment Agreement.

24.          This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of each of the parties.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

Fairway Group Holdings Corp.

By:	/s/ Herb Ruetsch
Name: Herb Ruetsch
Title: Chief Executive Officer

/s/ Daniel Glickberg
Daniel Glickberg

[SEPARATION AGREEMENT SIGNATURE PAGE]

Exhibit A

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made as of the 28th day of March, 2013, by and among Fairway Group Holdings Corp., a Delaware corporation (the “Company”), Daniel Glickberg (the “Stockholder”) and Sterling Investment Partners II, L.P. (the “Proxyholder”).

RECITALS

The Stockholder owns shares of Preferred Stock and Common Stock of the Company.  This Agreement, among other things, requires the Stockholder to vote all such shares of Preferred Stock and Common Stock and all shares of capital stock of the Company which such Stockholder currently owns or hereafter acquires or as to which he otherwise exercises voting or dispositive authority (together all such shares referred to in this sentence and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such shares, and any other voting securities of the Company subsequently acquired by the Stockholder, the “Shares”) in the manner set forth herein.  This agreement is being entered into in connection with that certain Separation Agreement, dated as of March     , 2013, between the Company and the Stockholder, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed.

AGREEMENT

The parties agree as follows:

1.  Voting for the Election of Directors.  At each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, the Stockholder agrees to vote (in person, by proxy or by action by written consent, as applicable) with respect to all Shares so as to elect the members of the Board of Directors designated in writing by the Proxyholder.  At any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be removed, or whenever members of the Board of Directors are to be removed by written consent, the Stockholder agrees to vote or act with respect to his Shares so as to remove any director designated in writing by Proxyholder.  Notwithstanding the foregoing or anything to the contrary contained herein, to the extent that Stockholder and Proxyholder are both parties to the Stockholders’ Agreement between the Company and certain stockholders of the Company, dated as of January 17, 2007, as amended from time to time (the “Stockholders’ Agreement”), Stockholder agrees to continue to be bound by the Stockholders’ Agreement and, to the extent that any provisions of this Agreement conflict with the provisions of the Stockholders’ Agreement regarding the election or removal of directors (the “Director Provisions”), the Director Provisions (including without limitation any proxies given with respect thereto) shall govern the election and removal of directors under this Agreement.  Proxyholder agrees to continue to be bound by the Stockholders’ Agreement and shall vote (to the extent Proxyholder holds a proxy) and otherwise act with respect to any Shares as and if required under the Stockholders’ Agreement.

2.  Voting Agreement On All Matters. Stockholder hereby agrees with respect to all Shares:

(a)     In the event that the Proxyholder instructs (or otherwise requests) that Stockholder vote in favor of any Acquisition (an “Approved Sale”), any Certificate Amendment and/or any Other Matter, then the Stockholder shall (i) after receiving proper notice of any meeting of stockholders of the Company to vote on the approval of an Approved Sale, a Certificate Amendment and/or Other Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of Shares at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (ii) vote (in person, by proxy or by action by written consent, as applicable) all Shares as to which the Stockholder has beneficial ownership or as to which he otherwise exercises voting or dispositive authority (A) in favor of such Approved Sale or Certificate Amendment, (B) in the case of an Approved Sale, in opposition to any and all other Acquisitions for which a vote is taken while an Approved Sale is still pending that would reasonably be expected to delay or impair the ability of the Company to consummate such Approved Sale, and (C) in the case of an Other Matter, in the manner directed by the Proxyholder.  Notwithstanding the foregoing, in the case of an Approved Sale, the Stockholder shall not be required to assume personal liability greater than the liability assumed by the Proxyholder that continues after the transaction closing for breach of representations, warranties or other obligations except (x) to the extent of the consideration received in the transaction or (y) for liability attributable to fraud or willful misconduct on the part of the Stockholder.  The Stockholder shall refrain from exercising any dissenters’ rights, appraisal rights or similar rights under applicable law at any time in connection with such Approved Sale.  If the Approved Sale is structured as a sale of the stock of the Company, then the Stockholder hereby agrees to sell and shall sell all of his Shares on the terms and conditions approved by the Proxyholder.  Subject to applicable laws, the Stockholder shall take all necessary and desirable actions approved by the Proxyholder in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale, and (ii) effectuate the allocation and distribution of the aggregate consideration upon consummation of the Approved Sale.

(b)     In the event that the Proxyholder instructs (or otherwise requests) that Stockholder vote against any Acquisition (a “Rejected Sale”), any Certificate Amendment and/or any Other Matter, then the Stockholder shall (i) after receiving proper notice of any meeting of stockholders of the Company to vote on the Rejected Sale, such Certificate Amendment and/or Other Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of Shares at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (ii) vote (in person, by proxy or by action by written consent, as applicable) all Shares as to which the Stockholder has beneficial ownership or as to which he otherwise exercises voting or dispositive authority (A) against such Rejected Sale or Certificate Amendment, and (B) in the case of an Other Matter, in the manner directed by the Proxyholder.  If the Rejected Sale is structured as a sale of the stock of the Company, then the Stockholder shall not sell any of his Shares unless permitted to sell in writing by the Proxyholder.

(c)      Stockholder agrees that, unless Proxyholder provides explicit written instruction to vote Stockholder’s Shares under this Agreement or Proxyholder provides explicit written notice that Stockholder shall be permitted by Proxyholder to vote in a manner other than as Proxyholder instructs, Stockholder shall abstain from voting any of his Shares (in person, by proxy or by action by written consent, as applicable) on all matters.

(d)     In the event of any Transfer by the Stockholder, (i) the Stockholder shall inform the Company and the Proxyholder of such Transfer and (ii) unless such Transfer is a sale into the public market, the pledgee, transferee or donee shall furnish the Proxyholder and the Company with a written agreement to be bound by the provisions of this Agreement.  Such Transfer shall not be valid unless and until the Company and the Proxyholder receive such written agreement.  In the event of any Transfer by the Stockholder, the Stockholder shall inform the Company and the Proxyholder of such Transfer no less than five (5) business days prior to such Transfer.  Such pledgee, transferee or donee shall be treated as a “Stockholder” for purposes of this Agreement.  For avoidance of doubt, unless such Transfer is a sale into the public market the Company shall not permit the Transfer of any of the Shares on its books or issue new certificates representing any such Shares unless and until the person(s) to whom such Shares are to be transferred shall have executed the written agreement referred to in this Section 2 and any additional agreement required under any other applicable agreements between the parties hereto.

For purposes of this Section 2:

“Acquisition” shall mean any (i) event that results in a liquidation, dissolution or winding up, or is deemed to be a liquidation, dissolution or winding up of the Company, under the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Certificate”), (ii) Sale of the Company (as that term is defined in the Stockholders’ Agreement) or (iii) reorganization, consolidation, merger, stock sale or asset sale of the Company.

“Certificate Amendment” shall mean any amendment of the Certificate.

“Other Matter” shall mean any matter, action, ratification or other event other than an Acquisition or Certificate Amendment for which approval of the holders of the Company’s stock is sought (either by vote or written consent) or upon which such holders are otherwise entitled to vote or consent.

“Transfer” shall mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Shares.

3.  Irrevocable Proxy and Power of Attorney.  To secure the Stockholder’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, the Stockholder hereby appoints the Proxyholder, or his designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all of such Stockholder’s Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of such Stockholder.  The proxy and power granted by the Stockholder pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement.  Each such proxy and power will be irrevocable for the term hereof.  The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger, consolidation, conversion or reorganization of such party or any other entity holding any Shares.

4.  Additional Representations, Covenants and Agreements.

4.1     No Revocation.  The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

4.2     Legends. The Company shall cause each certificate representing shares of the Company’s capital stock held by the Stockholder or any assignee of the Stockholder to bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY, THE HOLDER OF THE SHARES EVIDENCED HEREBY AND THE PROXYHOLDER (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE HOLDER’S RIGHT TO VOTE OR TRANSFER HIS OR ITS ENTIRE INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

4.3     Stock Splits, Dividends, Etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall automatically become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.2.

4.4     Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.5     Securities Rules and Regulations.  The Stockholder agrees and understands that the Stockholder, the Company and/or the Proxyholder may become subject to the registration and/or reporting requirements, rules and regulations of the Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and/or any state and federal securities laws (collectively, the “Securities Laws”).  Stockholder agrees to use his best efforts to comply with the Securities Laws and to assist Proxyholder in complying with the Securities Laws in a timely and prompt manner.  Such compliance may include, for example and without limiting the foregoing, the filing and updating and maintaining of Form 13G and/or Form 13D under the Exchange Act of 1934, as amended.

4.6     Proxyholder’s Liability.  The Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which the Proxyholder may do or refrain from doing in good faith, nor shall the Proxyholder have any accountability hereunder, except for his own bad faith, gross negligence or willful misconduct.  Furthermore, upon any judicial or other inquiry or investigation of or concerning the Proxyholder’s acts pursuant to his rights and powers as Proxyholder, such acts shall be deemed reasonable and in the best interests of the Stockholders unless proved to the contrary by clear and convincing evidence.

5.  Termination.

5.1     Termination Events.  This Agreement shall terminate upon the earlier of:

(a) The liquidation, dissolution or winding up of the business operations of the Company;

(b) The execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) In the sole discretion of the Proxyholder, with the express written consent of the Proxyholder (which he shall be under no obligation to provide); or

(d) The Stockholder no longer owning any Shares.

5.2     Removal of Legend.  At any time after the termination of this Agreement in accordance with Section 5.1, any holder of a stock certificate legended pursuant to this Agreement may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.  The Company and the Proxyholder agree that upon a sale by the Stockholder of any Shares into the public market, the Company will reissue a new certificate in the name of the purchaser without the legend.

6.  Miscellaneous.

6.1     Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Except for an assignment by the Company by operation of law or in connection with an Acquisition (which shall be permitted with only the written consent and notice of the Company), this Agreement may not be assigned by the parties without the written consent of the Proxyholder, the Company and the Stockholder, except that the Proxyholder may assign this Agreement to any of its affiliates (including without limitation one or more members of its general partner).

6.2     Amendments and Waivers.  Any term hereof may be amended or waived only with the written consent of the Stockholder and the Proxyholder, except where such amendment or waiver shall materially negatively alter the rights or obligations of the Company hereunder, in which case any such amendment or waiver shall also require the written consent of the Company.  Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company, the Proxyholder and the Stockholder, and each of their respective successors and assigns.

6.3     Notices.  Notwithstanding anything to the contrary contained herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient and received on the earlier of (a) the date of delivery, when delivered personally, by overnight mail, courier or sent by electronic mail (e-mail), telegram or fax, or (b) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on the signature page hereto, or as subsequently modified by written notice.  Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.

6.4     Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

6.5     Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.  In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (d) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 6.3.  Each party hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

6.6     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.7     Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8     Counsel to the Stockholder.  Stockholder represents to the Company and Proxyholder that he had been represented by Thompson Hine LLP in connection with this Agreement.

[Signature Page(s) Follow(s)]

The parties hereto have executed this Voting Agreement as of the date first written above.

FAIRWAY GROUP HOLDINGS CORP.

BY:
Name:
Title:
	Address:	2284 12th Avenue
New York, New York 10027

STERLING INVESTMENT PARTNERS II, L.P.
BY: STERLING INVESTMENT PARTNERS MANAGEMENT II, L.P.,
ITS GENERAL PARTNER
BY: STERLING INVESTMENT PARTNERS MANAGEMENT II, LLC,
ITS GENERAL PARTNER

BY:
Name:
Title:
	Address:	285 Riverside Avenue
Westport, CT 06880

DANIEL GLICKBERG
Address: